Exhibit 10.1

LOAN AGREEMENT

between

U.S. BANK NATIONAL ASSOCIATION

and

FIRST MIDWEST BANCORP, INC.

Dated as of January 21, 2014

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	6.2	Quarterly	30
	6.3	Compliance Certificate	30
	6.4	Copies of Other Reports and Correspondence	30
	6.5	Proceedings	30
	6.6	Event of Default; Material Adverse Change	31
	6.7	Issuance of Borrower Capital Instruments	31
	6.8	Other Information Requested by Lender	31
	6.9	Electronic Delivery of Reporting Materials	31

7.	FINANCIAL COVENANTS		31
	7.1	Capitalization	31
	7.2	Risk-Based Capital	31
	7.3	Nonperforming Assets to Tangible Capital	32
	7.4	Reserves to Nonperforming Loans	32
	7.5	Liquidity	32
	7.6	Minimum Fixed Charge Coverage Ratio	32

8.	BORROWER’S DEFAULT		33
	8.1	Borrower’s Defaults and Lender’s Remedies	33
	8.2	Protective Advances	37
	8.3	Other Remedies	37
	8.4	No Lender Liability	37
	8.5	Lender’s Fees and Expenses	37

9.	MISCELLANEOUS		37
	9.1	Indemnification	37
	9.2	Assignment and Participation	38
	9.3	Prohibition on Assignment	39
	9.4	Time of the Essence	39
	9.5	No Waiver	39
	9.6	Severability	39
	9.7	Usury; Revival of Liabilities	39
	9.8	Notices and Electronic Communications	40
	9.9	Successors and Assigns	42
	9.10	No Joint Venture	42
	9.11	Brokerage Commissions	42
	9.12	Publicity	42
	9.13	Documentation	42
	9.14	Additional Assurances; Right of Set-off	42
	9.15	Entire Agreement	43
	9.16	Choice of Law, Jurisdiction and Venue	43
	9.17	No Advisory or Fiduciary Responsibility	44
	9.18	Confidentiality	44
	9.19	No Third Party Beneficiary	45
	9.20	Legal Tender of United States	45
	9.21	Captions; Counterparts	45
	9.22	Knowledge; Discretion	45

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9.23	WAIVER OF CONSEQUENTIAL DAMAGES, ETC.	45
9.24	WAIVER OF RIGHT TO JURY TRIAL	46

EXHIBITS:

A	Form of Borrowing Notice
B	Form of Note
C	Form of Opinion of Borrower’s Counsel
D	Form of Quarterly Compliance Certificate

DISCLOSURE SCHEDULES:

2.5	Authorized Officers
4.1.2	Capital Stock of Subsidiary Bank
4.1.3	Information regarding the Property of the Borrower and Subsidiary Bank
4.5.1	Financing Statements
4.7.3	Regulatory Enforcement Actions
4.7.4	Pending Litigation
4.7.6	ERISA
5.2.3	Indebtedness

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LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is dated as of January 21, 2014, and is made by and between FIRST MIDWEST BANCORP, INC., a Delaware corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”).

R E C I T A L S:

A.            Borrower is a bank holding company that owns 100% of the issued and outstanding capital stock of FIRST MIDWEST BANK (“Subsidiary Bank”), an Illinois banking corporation that is a member of the Federal Reserve.  Subsidiary Bank maintains its principal banking offices in Itasca, Illinois.  The issued and outstanding capital stock of Subsidiary Bank is referred to as the “Subsidiary Bank Shares.”

B.            Borrower has requested that Lender provide it with a revolving credit facility (the “Loan”) in the maximum principal amount of $35,000,000 (the “Maximum Principal Amount”).

C.            The proceeds from the Loan shall be used by Borrower for general short term corporate purposes.

D.            Lender is willing to lend to Borrower up to the Maximum Principal Amount under the Loan in accordance with the terms, subject to the conditions, and in reliance on the recitals, representations, warranties, covenants and agreements set forth herein and in the other Transaction Documents (as defined below).

THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.                                      DEFINITIONS.

1.1          Defined Terms.  The following capitalized terms generally used in this Agreement and in the other Transaction Documents have the meanings defined or referenced below.  Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified including any parent or subsidiary corporation; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 25% of all of the Equity Interests of any corporation or other entity or 10% or more of the Equity Interest entitled to vote for the election of directors or the governing body of any corporation or other entity will be deemed to Control such corporation or other Person.

“Allowance for Loan Losses” has the meaning ascribed to such term in Section 7.3.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“BHCA” has the meaning ascribed to such term in Section 4.1.

“Borrower” has the meaning ascribed to such term in the preamble hereto and shall include any successor to First Midwest Bancorp, Inc. or such other Person that shall assume the obligations of the borrower under the Transaction Documents in accordance with the express terms of such Transaction Documents.

“Borrower 2012 Financial Statements” has the meaning ascribed to such term in Section 4.4.

“Borrower 2012 Financial Statements Date” has the meaning ascribed to such term in Section 4.4.

“Borrower Financial Statements” has the meaning ascribed to such term in Section 4.4.

“Borrower’s Accountant” means Ernst & Young LLP or such other nationally recognized firm of certified public accountants selected by Borrower and reasonably acceptable to the Lender as shall from time to time audit Borrower.

“Borrower’s Liabilities” means Borrower’s obligations under this Agreement and any other Transaction Documents.

“Borrowing Date” means the date any borrowing is disbursed or renewed.

“Borrowing Notice” shall mean a properly completed notice in the form attached as Exhibit A hereto or a verbal notice conveyed to Lender in accordance with its disbursement procedures from time to time.

“Borrowing Tranche” means a disbursement of proceeds under the Loan pursuant to this Agreement and, where applicable, the renewal of any such disbursement or portion thereof pursuant to this Agreement.

“Business Day” means a day of the week (but not a Saturday, Sunday or a legal holiday under the laws of the State of New York or any other day on which banking institutions located in New York are authorized or required by law or other governmental action to close) on which the New York, New York offices of Lender are open to the public for carrying on substantially all of its business functions.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“CFPB” means the Consumer Financial Protection Bureau.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, treaty or related guidance, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental or similar authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental or similar authority; provided, however, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing” means the meaning ascribed to such term in Section 2.5.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended or recodified.

“Code Provisions” has the meaning ascribed to such term in Section 8.1.1.15.

“Condition or Release” means any presence, use, storage, transportation, discharge, disposal, release or threatened release of any Hazardous Materials.

“Control” means the possession, directly or indirectly, of the power to direct, cause or influence the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means an event or circumstance that with the passage of time, the giving of notice or both could become an Event of Default.

“Default Rate” has the meaning ascribed to such term in Section 2.6.

“Disclosure Schedule” means, in aggregate, the disclosures contemplated herein as included in the Disclosure Schedule, which has been delivered in connection with the execution of this Agreement.

“Eligible Assignee” means any (i) Affiliate of Lender or (ii) commercial bank or other financial institution.

“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is or, within the preceding six (6) years, has been established or maintained, or to which contributions are or, within the preceding six (6) years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have liability.

“Equity Interest” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified.

“ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) which together with Borrower would be a member of the same “controlled group” within the meaning of Sections 414(b) and (c) of the Code and, for purposes of Section 302 of ERISA and Section 412 of the Code, within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

“Event of Default” has the meaning ascribed to such term in Section 8.1.1.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDI Act” means the Federal Deposit Insurance Act, as amended or recodified.

“Fixed Charge Coverage Ratio” has the meaning ascribed to such term in Section 7.6.

“FRB” means the Board of Governors of the Federal Reserve System and shall include any other Governmental Agency that serves as the primary federal regulator of Borrower from time to time when the Loan is outstanding.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county, municipal or local governmental department, commission, board, regulatory authority or agency including, without limitation, the FRB, the OCC, the FDIC, the CFPB, the SEC and the Illinois DFPR.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radiologically enhanced or contaminated materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Claims” has the meaning ascribed to such term in Section 4.7.7.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including, without limitation:  the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Illinois DFPR” means the Illinois Department of Financial and Professional Regulation - Division of Banking.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)              all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)              all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments as the debtor thereunder (other than any letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued or undertaken in good faith in the ordinary course of business consistent with past practice among Subsidiary Bank and its customers);

(c)               net obligations of such Person under any Swap Contract (other than any Swap Contract entered into in good faith in the ordinary course of business consistent with past practice among Subsidiary Bank and its customers);

(d)              all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e)               indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)               all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g)               all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)              all Guarantees of such Person in respect of any of the foregoing, provided, however, Indebtedness shall not include:

(1) deposits or other indebtedness incurred in good faith and in the ordinary course of Borrower’s or any such Subsidiary’s business consistent with past practice (including, without limitation, indebtedness to the FRB, federal funds purchased, advances from any Federal Home Loan Bank and secured deposits of municipalities);

(2) indebtedness that is unsecured and expressly subordinate and junior in all respects (including, without limitation, with respect to the right of payment) to the Loan, including the Junior Indebtedness;

(3) purchase money obligations incurred in the ordinary course of business consistent with past practice for the purchase of fixed assets, which obligations (A) shall not, in the aggregate as of any date, exceed $50,000,000 and (B) may include liens, encumbrances or similar interests in the property that is acquired in connection with such obligations.  For the sake of clarity, any acquisition of fixed assets shall not be subject to the limitations of this clause if such acquisition is (a) an acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) an acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) permitted hereunder;

(4) other obligations of Subsidiary Bank and its customers under any Swap Contract entered into in good faith in the ordinary course of business consistent with past practice;

(5) the indebtedness of Subsidiary Bank that constitutes securities sold under agreements to repurchase, so long as such indebtedness is incurred in the ordinary course of business of Subsidiary Bank;

(6) any indebtedness incurred or Lease obligations (capitalized or otherwise) for the purchase or lease of any property or assets, including but not limited to such Lease obligations for expansion of any of Borrower’s or its Subsidiaries’ existing facilities, which loans and Lease obligations shall only be secured by the property or assets being purchased or leased;

(7) indebtedness existing on the date hereof and listed on Section 5.2.3 of the Disclosure Schedule, and all replacements, refinancings, renewals, amendments and extensions thereof;

(8) other unsecured indebtedness provided that such indebtedness is not senior to the Loan;

(9) obligations of Borrower to repurchase or redeem shares of common stock or other securities (including debt securities) of the Company or any Subsidiary in the ordinary course of business; and

(10) Guaranties by the Borrower or any Subsidiary of any Indebtedness incurred by Borrower or any Subsidiary to the extent permitted by clauses (1) through (9), inclusive, above.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract (other than any Swap Contract entered into in good faith in the ordinary course of business consistent with past practice among Subsidiary Bank and its customers) on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Initial Disbursement” has the meaning ascribed to such term in Section 3.2.

“Instructions” means disbursement instructions given by Borrower to Lender specifying the manner in which proceeds of the Loan, if any, should be disbursed at Closing.

“Interim Financial Statements” has the meaning ascribed to such term in Section 4.4.

“Junior Indebtedness” means either collectively or individually, as applicable (a) the Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033, issued by Borrower and (b) the Subordinated Notes due 2016, issued by Borrower.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Lender” has the meaning ascribed to such term in the preamble hereto.

“Liquid Assets” has the meaning ascribed to such term in Section 7.5.

“Loan” has the meaning ascribed to such term in the recitals hereto.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the business, Property, assets or financial condition of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower to perform its material obligations under any Transaction Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Transaction Document or the rights and remedies of the Lender.

“Material Indebtedness” means Indebtedness of the Borrower or any Subsidiary in an aggregate outstanding principal amount of $50,000,000 or more.

“Material Subsidiary” means the Subsidiary Bank and any other depository institution Controlled by the Borrower and, as of any date of determination, each Subsidiary of the Borrower whose total assets (excluding intercompany balances) constitute 5% or more of the Borrower’s total assets, determined on a consolidated basis in accordance with GAAP, as of the end of the immediately preceding fiscal quarter for which financial statements have been delivered.

“Maturity Date” means January 20, 2015.

“Maximum Principal Amount” is defined in Recital B of this Agreement.

“New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Nonperforming Assets” has the meaning ascribed to such term in Section 7.3.

“Nonperforming Loans” has the meaning ascribed to such term in Section 7.4.

“Note” shall mean a promissory note in the form attached as Exhibit B hereto in the original principal amount of the Loan, as amended, restated, supplemented or modified from time to time, and each note delivered in substitution or exchange for such note.

“OCC” means the Office of the Comptroller of the Currency.

“Permitted Lien” means:

(a) liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) other statutory liens incidental to the conduct of the Borrower’s or any other Subsidiary’s business or the ownership of their properties and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower incurred in the ordinary course of business and in compliance with applicable laws;

(d) liens on property or assets of Subsidiary Bank to secure obligations  incurred pursuant to clauses (1), (3), (4), (5), (6), and (7) of the definition of “Indebtedness” hereof;

(e) liens granted to secure any deposit liabilities with any Governmental Agency;

(f) any lien existing on the Closing Date that is set forth in Section 4.5.1 of the Disclosure Schedules and replacements, extensions, renewals, refundings or refinancings thereof;

(g) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of Borrower or any Subsidiary;

(h) purchase money liens on fixed assets securing the loans and Capitalized Lease Obligations, provided that such lien is limited to the purchase price and only attaches to the property being acquired;

(i)  any interest or title of a lessor under any operating lease, including the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases entered into by the Borrower or any Subsidiary in the ordinary course of its business; or

(j)  judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.1.1.11 and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Property” means any real property owned or leased by Borrower or any Subsidiary.

“Reprice Date” means the first day of each month.  If the initial advance under this Note occurs other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect until the next Reprice Date.  Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“RICO Related Law” means the Racketeer Influenced and Corrupt Organizations Act of 1970 or any other federal, state or local law for which forfeiture of assets is a potential penalty.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Equity Interest entitled to vote of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.

“Subsidiary Bank” has the meaning ascribed to such term in the recitals hereto and shall include any successor to First Midwest Bank.

“Subsidiary Bank Shares” has the meaning ascribed to such term in the recitals hereto.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap

Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Primary Capital” has the meaning ascribed to such term in Section 7.3.

“Total Risk-Based Capital Ratio” has the meaning ascribed to such term in Section 7.2.

“Transaction Documents” means this Agreement, the Note and those other documents and instruments (including, all agreements, instruments, certificates and documents executed by and/or on behalf of Borrower or Subsidiary Bank in connection with this Agreement and the Note) entered into or delivered in connection with or relating to the Loan.  Transaction Documents shall include any Swap Contract between Borrower and Lender (including any Affiliate of Lender).

“UCC” shall mean the Uniform Commercial Code as enacted in the State of Illinois, as amended or recodified.

“Volcker Rule” has the meaning ascribed to such term in Section 7.6.

1.2          Certain UCC and Accounting Terms; Interpretations.  Except as otherwise defined in this Agreement or the other Transaction Documents, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefore (if any) in the UCC.  Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.”  All references to time of day herein are references to New York, New York time unless otherwise specifically provided.  Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable out-of-pocket fees and expenses of Lender’s outside counsel and of any other third-party experts or consultants reasonably engaged by Lender’s outside counsel on Lender’s behalf.  All references to a Transaction Document shall be deemed to be to such document as amended, modified or restated from time to time.  With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

1.3          Exhibits and Schedules Incorporated.  All Exhibits and Schedules attached hereto or referenced herein, are hereby incorporated into this Agreement.

2.                                      CREDIT FACILITY.

2.1          The Loan.  From the date hereof until the Maturity Date, Lender agrees to extend the Loan to Borrower from time to time in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Note and the other Transaction Documents.  Interest on each advance hereunder shall accrue at an annual rate equal to 1.75% plus the one-month LIBOR rate quoted by Lender from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset monthly on each Reprice Date.  For avoidance of doubt, the Loan is a revolving credit facility and Borrower may borrow, repay and re-borrow principal amounts under the Loan.  The unpaid principal balance plus all accrued but unpaid interest on the Loan shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Note and this Agreement.  Notwithstanding the foregoing, Borrower shall maintain a principal balance of $0.00 (zero) outstanding under the Loan for a period of at least 30 consecutive calendar days during the term of the Loan.  The Loan may be prepaid at any time in accordance with Section 2.8.1 and upon full satisfaction of the Borrower’s Liabilities, Borrower may elect to terminate, without premium or penalty, this Agreement and the lending arrangements contemplated in this Agreement.

2.2          The Note.  The Loan shall be evidenced by the Note.

2.3          Payments and Maturity Date.  Subject to the requirements of Section 2.1, principal is payable on the Maturity Date.  On the Maturity Date, all sums due and owing under this Agreement and the other Transaction Documents with respect to the Loan shall be repaid in full.  Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the terms of the Loan past its Maturity Date, unless Borrower and Lender hereafter specifically otherwise agree in writing.

2.4          Facility Fee.  Borrower shall pay Lender a fee equal to 0.30% (thirty basis points) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Loan, which fee shall be calculated on a quarterly basis by Lender and shall be due and payable by Borrower on each March 31, June 30, September 30 and December 31, commencing on March 31, 2014.  Such fees shall be fully earned when paid and shall not be refunded for any reason.

2.5          The Closing.  The establishment of the revolving credit facility shall occur at the closing (the “Closing”) which will occur at the offices of Kirkland & Ellis LLP, counsel to Lender, at 300 North LaSalle Street, Suite 2400, Chicago, Illinois at 9:30 a.m. (local time) on the Closing Date, or at such other place, date, time or manner (including remotely via the electronic or other exchange of documents and signature pages) as the parties hereto may agree, and may include the disbursement of the proceeds of the Loan in accordance with the Instructions, if any, received at least one Business Day prior to Closing.  Lender is hereby authorized to rely upon Instructions, Borrowing Notices and other written communications concerning the Loan delivered by any authorized officer of Borrower, including the officers set forth on Schedule 2.5 of the Disclosure Schedules, and any other officer designated on the Notice of Authorized Officers delivered by Borrower from time to time, and such additional authorized agents as any of the above-referenced officers of Borrower shall designate, in writing, to Lender from time to time.

2.6          Interest Matters.  Interest is payable beginning March 31, 2014, and on the same date of each consecutive third month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final interest payment with the final payment of principal.

2.6.1       Default Interest.  Notwithstanding the rates of interest and the payment dates specified in this Section 2.6, Lender, at its option, by notice to Borrower, may declare that effective upon the occurrence and during the continuance of any Event of Default, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments not paid within five days after the same becomes due shall bear interest payable upon demand at a rate which is 3% per annum in excess of the rate of interest otherwise payable under this Agreement (the “Default Rate”).  In addition, all other amounts due to Lender (whether directly or for reimbursement) under this Agreement or any of the other Transaction Documents, if not paid when due or, in the event no time period is expressed, if not paid within five days after written notice from Lender that the same has become due, shall thereafter bear interest at the foregoing Default Rate.  Finally, any amount due on the Maturity Date which is not then paid shall also bear interest thereafter at the Default Rate.

2.6.2       Computation of Interest.  Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days.  In computing interest, the date of funding shall be included and the date of payment (with respect to the amount timely paid on such date) shall be excluded; provided, however, that if any funding is repaid on the same day on which it is made, one day’s interest shall be paid thereon.

2.7          Increased Costs; Reserves on LIBOR Rate Borrowing Tranches.

2.7.1       Capital Requirements.  If Lender determines, in its reasonable judgment, that any Change in Law affecting Lender or any lending office of Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

2.7.2       Certificates for Reimbursement.  A certificate of Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.7.1, and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.7.3       Delay in Requests.  Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.7.4       Survival.  All of Borrower’s obligations under this Section 2.7 shall survive termination of this Agreement, and repayment of the Loan hereunder.

2.8          Payments.  Borrower agrees that matters concerning prepayments, payments and application of payments shall be in accordance with Lender’s practices set forth in this Agreement and in the other Transaction Documents.

2.8.1       Prepayment.  Subject to Section 2.7 hereof and the immediately following sentence, Borrower may, upon at least one Business Day’s notice to Lender, prepay, without premium or penalty, all or a portion of the principal amount outstanding under the Note by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of prepayment.  Amounts that are prepaid under the Note may be reborrowed.

2.8.2       Manner and Time of Payment.  All payments of principal, interest and fees hereunder payable to Lender shall be made, without condition or reservation of right and free of set-off or counterclaim, in U.S. dollars and by wire transfer (pursuant to Lender’s written wire transfer instructions) of immediately available funds delivered to Lender not later than 11:00 a.m. on the date due.  Funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.

2.8.3       Payments on Non-Business Days.  Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

2.8.4       Application of Payments.  All payments received by Lender from or on behalf of Borrower shall be applied first to amounts due to Lender to reimburse Lender’s costs and expenses, including those pursuant to Section 5.6 or Section 8.5 and, second to accrued interest under the Note, and third to principal amounts outstanding under the Note; provided, however, subject to Section 8.1.2 of this Agreement, that after the date on which the final payment of principal with respect to the Loan is due or following and during any Event of Default, all payments received on account of Borrower’s Liabilities shall be applied in whatever order, combination and amounts as Lender, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing to Lender hereunder or under the other Transaction Documents.

3.                                      DISBURSEMENTS.

3.1          Initial and Subsequent Disbursements.  Following the Closing and the delivery of all items required by Section 3, at such time as all of the terms and conditions in Section 3.3 have been satisfied by Borrower and the Transaction Documents have been executed (if execution is required) and delivered to Lender together with any other related documents in form and substance reasonably satisfactory to Lender, Lender shall disburse to Borrower an amount up to the Maximum Principal Amount.  In the event Borrower fails to satisfy any disbursement conditions, Borrower nevertheless shall pay all costs and expenses incurred by Lender in connection with the transactions contemplated herein promptly upon receipt of an invoice therefore from Lender.

3.2          Closing Deliveries.  In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, at the Closing and as a condition of any disbursement to be made pursuant to this Agreement (the “Initial Disbursement”), Borrower shall deliver or cause to be delivered to Lender each of the following, each of which shall be in form and substance satisfactory to Lender, in its sole and absolute discretion:

3.2.1       Searches.  Such UCC, tax lien and judgment searches regarding Borrower pertaining to the jurisdictions in which Borrower is organized and headquartered.

3.2.2       Opinions.  An opinion of counsel of Borrower in substantially the form attached as Exhibit C hereto and otherwise reasonably satisfactory to Lender, dated as of the Closing Date.

3.2.3       Transaction Documents.  The Transaction Documents, including the Note.

3.2.4       Authority Documents.

3.2.4.1    Copies certified by the appropriate secretary of state or Governmental Agency of (i) the articles of incorporation of Borrower, and (ii) the charter of Subsidiary Bank.

3.2.4.2    Certificates for (i) Borrower issued by the Secretary of State of the states of Delaware and Illinois and (ii) Subsidiary Bank issued by the Illinois DFPR, in each case, evidencing the existence and good standing of Borrower or Subsidiary Bank, as applicable.

3.2.4.3    Copies certified by the Secretary or an Assistant Secretary of Borrower of the Bylaws of Borrower and Subsidiary Bank.

3.2.4.4    Copies certified by the Secretary or an Assistant Secretary of Borrower of resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this Agreement, the Note  and the other Transaction Documents.

3.2.4.5    An incumbency certificate of the Secretary or an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Note and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

3.2.5       Regulatory Consents.  Copies certified by the Secretary or an Assistant Secretary of Borrower and Subsidiary Bank of all documents evidencing all necessary consents, approvals and determinations of any Governmental Agency with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby to the extent such consents, approval and determinations are required to be received on or prior to the Initial Disbursement.

3.2.6       Instructions.  The Instructions, if any.

3.2.7       Fees and Costs of Lender.  Payment of all reasonable out-of-pocket costs and expenses incurred by Lender to date in connection with the transactions contemplated herein, including Lender’s reasonable out-of-pocket attorneys’ fees and expenses and other reasonable out-of-pocket fees and expenses paid or payable to any other parties.

3.2.8       Other Requirements.  Such other additional information regarding Borrower, Subsidiary Bank and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as Lender may require in its sole discretion.

3.2.9       Other Documents.  Such other instrument, certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents that are provided for hereunder or as Lender may reasonably request.

3.3          Conditions to All Disbursements; Renewals.  Lender shall not be required to disburse proceeds under the Loan at any time that any of the following is true:

3.3.1       Default.  There exists an Event of Default or a Default.

3.3.2                     Legislation or Proceedings.  The disbursement of such proceeds shall, in the reasonable judgment of Lender, not violate any order, judgment or decree of any court or other authority or any provision of law, regulation or other official regulatory guidance applicable to the Lender or the Borrower (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

3.3.3                     Representations and Warranties.  Any representation or warranty of Borrower contained herein or any information set forth in the recitals hereto shall not be true in any material respect (where not already qualified by materiality, and where already qualified by materiality, in any respect subject to the expressly provided materiality qualification(s)) on and as of the date of any Borrowing Tranche, with the same effect as though such representations and warranties had been made, or such information had been presented, on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date.

Lender’s refusal to disburse any proceeds of the Loan on account of the provisions of this Section 3.3 shall not alter or diminish any of Borrower’s other obligations hereunder or otherwise prevent any breach or default of Borrower hereunder from becoming an Event of Default.  Each Borrowing Notice submitted by Borrower hereunder shall constitute an affirmation that conditions in this Section 3.3 shall have been satisfied.

4.                                      GENERAL REPRESENTATIONS AND WARRANTIES.  Borrower hereby represents and warrants to Lender as follows:

4.1                               Organization and Authority.

4.1.1                     Organization Matters.  Borrower (a) is a corporation duly organized and validly existing under the laws of the State of Delaware; (b) is duly qualified as a foreign corporation and in good standing in the State of Illinois and all jurisdictions in which it is doing business except where the failure to so qualify would not have a Material Adverse Effect; (c) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted, and to enter into this Agreement and the other Transaction Documents to which it is a party; and (d) is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”).  Each of Subsidiary Bank and the other Material Subsidiaries is duly organized, validly existing and chartered under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted, and to enter into the Transaction Documents to which it is a party.  The deposit accounts of Subsidiary Bank are insured by the FDIC to the fullest extent permitted by applicable law.  Borrower and Subsidiary Bank have made payment of all franchise and similar taxes in the states of Delaware and Illinois, and in all of the other respective jurisdictions in which they are incorporated, chartered or qualified, except for any such taxes (i) where the failure to pay such taxes will not have a Material Adverse Effect, or (ii) the validity of which is being contested in good faith and for which proper reserves have been set aside on the books of Borrower or Subsidiary Bank, as the case may be.

4.1.2                     Capital Stock of the Subsidiary Bank.  All of the Subsidiary Bank Shares have been duly authorized, legally and validly issued, fully paid and nonassessable and the

Subsidiary Bank Shares are owned by Borrower free and clear of all pledges, liens, security interests, charges or encumbrances, and following the Closing Date, Borrower will own the Subsidiary Bank Shares free and clear of all pledges, liens, security interests, charges or encumbrances.  None of the Subsidiary Bank Shares have been issued in violation of any shareholder’s preemptive rights.  Section 4.1.2 of the Disclosure Schedule correctly sets forth a list of each class of stock of Subsidiary Bank as well as the owners of record and beneficial owners thereof, including the number of shares held by each, and, except as otherwise stated in Section 4.1.2 of the Disclosure Schedule, there is no plan, agreement or understanding providing for, or contemplating, the issuance of any additional shares of capital stock of Subsidiary Bank.  Except as otherwise stated in Section 4.1.2 of the Disclosure Schedule, there are no outstanding options, rights, warrants or other agreements or instruments obligating Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Subsidiary Bank.

4.1.3                     Subsidiaries.  Each of Borrower’s Material Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization; and each Material Subsidiary has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business and own its properties.  Section 4.1.3 of the Disclosure Schedule correctly sets forth the state or states in which such Material Subsidiary owns, leases, operates, maintains, controls or otherwise has an interest in any bank or branch offices, loan production offices, deposit production offices, remote service units for the production of deposits or loans, or any ATMs, and the state or states in which such Material Subsidiary owns or leases any Property used in its operations.

4.2                               No Impediment to Transactions.

4.2.1                     Transaction is Legal and Authorized.  The borrowing of the principal amount of the Loan, the execution of this Agreement and the other Transaction Documents and compliance by Borrower or any Material Subsidiary, as applicable, with all of the provisions of this Agreement and of the other Transaction Documents are within the corporate and other powers of Borrower or any Material Subsidiary, as applicable.  This Agreement and the other Transaction Documents to which Borrower or any Material Subsidiary, as applicable, is a party have been duly authorized, executed and delivered by Borrower or any Material Subsidiary, as applicable, and are the legal, valid and binding obligations of Borrower or applicable Material Subsidiary, enforceable in accordance with their respective terms.

4.2.2                     No Defaults or Restrictions.  Neither the execution and delivery of the Transaction Documents nor compliance with their terms and conditions will (a) violate, conflict with or result in a material breach of, or constitute a material default under: (i) the certificate of incorporation or bylaws of Borrower or any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other material agreement or instrument to which Borrower or any Material Subsidiary is now a party or by which any of them or any of their properties may be bound or affected; (ii) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency; or (iii) any statute, rule or regulation applicable to Borrower, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower or any Material Subsidiary.  None of

Borrower or any Material Subsidiary is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which Borrower or any Material Subsidiary is a party or by which Borrower or any Material Subsidiary or their properties may be bound or affected where such default could reasonably be expect to have a Material Adverse Effect.

4.2.3                     Governmental Consent.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Borrower or any Material Subsidiary and no registrations or declarations are required to be filed by Borrower or any Material Subsidiary in connection with, or contemplation of, the execution and delivery of, and performance under, this Agreement and the other Transaction Documents that have not already been obtained or completed.

4.3                               Purposes of the Loan.

4.3.1                     Use of Proceeds.  Borrower shall use the proceeds of the Loan for general short term corporate purposes.  Borrower will not use any part of the proceeds of the Loan (a) directly or indirectly to purchase or carry any margin security or reduce or retire any indebtedness originally incurred to purchase any such margin security within the meaning of Regulation U of the FRB, or (b) so as to involve Borrower or Lender in a violation of Regulation U of the FRB. Borrower agrees to execute, or cause to be executed, all instruments necessary to comply with all of the requirements of Regulation U of the FRB.

4.3.2                     Usury.  None of the amounts to be received by Lender as interest under the Note or any other Transaction Document is usurious or illegal under applicable law.

4.4                               Financial Condition.

4.4.1                     Borrower Financial Statements.  Borrower has delivered to Lender copies of the consolidated financial statements of Borrower (which financial statements shall include the financial statement accounts and information of Subsidiary Bank) as of and for the year ending December 31, 2012 (the “Borrower 2012 Financial Statement Date”), audited by Borrower’s Accountant (the “Borrower 2012 Financial Statements”).  The Borrower 2012 Financial Statements are true and correct in all material respects and prepared in accordance with the respective books of account and records of Borrower and its Subsidiaries and have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly and accurately present, in all material respects, the consolidated financial condition of Borrower and its Subsidiaries and their assets and liabilities and the results of their operations, all on a consolidated basis, as of such date and for the fiscal year then ended.  In addition, Borrower has delivered to Lender copies of the call reports filed by Subsidiary Bank and copies of the quarterly financial reports filed by the Borrower with the applicable federal regulator, in each case for the quarterly period ending June 30, 2013 (such call reports and regulatory filings, “Interim Financial Statements” and together with the Borrower 2012 Financial Statements, the “Borrower Financial Statements”).  The Borrower Interim Financial Statements are true and correct in material respects and have been prepared in accordance with the respective books of account and records of Borrower and its Subsidiaries and in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately present in all material respects the financial condition of Borrower and Subsidiary Bank and their respective assets and liabilities and the results of their respective operations as of such date.  The Borrower Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower in accordance with GAAP and applicable banking regulations, rules, and guidelines, respectively.  Neither Borrower nor Subsidiary Bank has any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) that is not provided for or disclosed in the Borrower Financial Statements.

4.4.2                     Absence of Default.  No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower the right to accelerate the maturity of any indebtedness of Borrower for borrowed money which could reasonably be expected to have a Material Adverse Effect.  Borrower is not in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to have a Material Adverse Effect.

4.4.3                     Loans.  To Borrower’s knowledge, each loan having an outstanding balance of more than $15,000,000 and reflected as an asset of Subsidiary Bank in the Borrower Financial Statements is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or limiting creditors’ rights or equitable principles generally.  To Borrower’s knowledge, no obligor named therein is seeking to avoid the enforceability of the terms of any loan, and no loan having an unpaid balance (principal and accrued interest) in excess of $15,000,000 is subject to any defense, offset or counterclaim.

4.4.4                     Allowance for Loan Losses.  The allowance for loan losses shown in the Borrower Financial Statements is adequate in all material respects in accordance with GAAP to provide for losses, net of recoveries relating to loans previously charged off, on loans and covered loans outstanding as of the date of such statements or reports.

4.4.5                     Solvency.  After giving effect to the consummation of the transactions contemplated by this Agreement, Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature.  No transfer of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower or any Material Subsidiary.

4.4.6                     Subordination.  The Junior Indebtedness is expressly subordinate and junior in all respects (including, with respect to the right of payment) to the Loan.  The Loan constitutes “Senior Indebtedness” or “Senior Debt”, as applicable, and as defined in each applicable indenture or other similar document evidencing such Junior Indebtedness.

4.5                               Title to Properties.

4.5.1                     Owned Property.  Borrower and the Material Subsidiaries have, respectively, good and marketable fee title to all the real property reflected in the Borrower Financial Statements, and good and marketable title to all other property and assets reflected in the Borrower Financial Statements, except for (a) real property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Subsidiary Bank, (b) property or other assets leased by Borrower or any Material Subsidiary, and (c) property and assets acquired, sold or otherwise disposed of for their fair market value subsequent to the date of the Borrower Financial Statements.  Except for property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Subsidiary Bank and property or other assets leased by Borrower or any Material Subsidiary, all property and assets of any kind (real or personal, tangible or intangible) of Borrower and any Material Subsidiary are free from any liens, encumbrances or defects in title, except for (a) Permitted Liens and (b) such defects in title as would not be reasonably expected to have a Material Adverse Effect.  Except as identified in Section 4.5.1 of the Disclosure Schedule or as may be filed in connection with any Permitted Lien, no financing statement under the UCC that names Borrower or any Material Subsidiary as debtor has been filed and none of the Borrower nor any Material Subsidiary has signed any financing statement or any pledge agreement authorizing any secured party thereunder to file any such financing statement.

4.5.2                     Leased Property.  For assets or property leased by Borrower or any Material Subsidiary, Borrower and each such Material Subsidiary enjoy peaceful and undisturbed possession under all of such Leases under which they are operating, all of which permit the customary operations of Borrower and any Material Subsidiary, as applicable.  None of such leases is in default and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default under any thereof, in each case that could reasonably expected to have a Material Adverse Effect.

4.6                               No Material Adverse Change.  Since December 31, 2012, there has been no Material Adverse Effect; provided that any impact of the Volcker Rule on the Borrower and the Subsidiary Bank shall not be deemed a Material Adverse Effect.

4.7                               Legal Matters.

4.7.1                     Compliance with Law.  Borrower and the Material Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect.

4.7.2                     Taxes.  Borrower and each Material Subsidiary have filed all United States income tax returns and all state and municipal tax returns which are required to be filed, and have paid, or made adequate provision for the payment of, all material taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Material Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  Borrower is unaware of any pending audit, assessment or other proposed action or inquiry of the Internal Revenue Service with respect to  United States income tax liability of Borrower or any Material Subsidiary.  To Borrower’s knowledge, Borrower and each Material Subsidiary have withheld amounts from their employees, shareholders or holders of public deposit accounts and have complied in all material respects with the tax withholding provisions of applicable federal, state and local laws and each has filed all material federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been made within the time period required by law.

4.7.3                     Regulatory Enforcement Actions.  Except as set forth in Section 4.7.3 of the Disclosure Schedule, none of Borrower, any Material Subsidiary or any of their respective officers or directors is subject to any action of the type described in Section 8.1.1.9.

4.7.4                     Pending Litigation.  Except as otherwise disclosed in Section 4.7.4 of the Disclosure Schedule, there are no actions, suits, proceedings or written agreements pending, or, to Borrower’s knowledge, threatened or proposed, against Borrower or any Material Subsidiary at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, could reasonably be expect to have a Material Adverse Effect.

4.7.5                     RICO.  There are no suits, actions or proceedings pending or, to Borrower’s knowledge, threatened against Borrower or any Material Subsidiary, or any of the principals thereof, under a RICO Related Law that, either separately or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.7.6                     ERISA.  All Employee Benefit Plans are in material compliance with applicable requirements of ERISA, and are in material compliance with applicable requirements (including qualification and non-discrimination requirements) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such plans.  Each Employee Benefit Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) materially complies with and has been maintained and operated in material compliance with each of the requirements of Section 4980B of the Code.  Except as would not be material, neither Borrower nor any ERISA Affiliate has failed to make on a timely basis any required contributions or to pay on a timely basis any amounts with respect to any Employee Benefit Plan or ERISA or any other applicable law.  No “reportable event” (for which notice has not been waived by the Pension Benefit Guaranty Corporation) or, except as would not be material, non-exempt “prohibited transaction,” as defined in ERISA, has occurred and is continuing as to any Employee Benefit Plan, and no excise taxes have been incurred or security is required with respect to any Employee Benefit Plan.  No Employee Benefit Plan subject to Title IV of ERISA has, or as of the Closing Date will have, any amount of unfunded benefit liabilities, determined as of the end of such plan’s most recently ended plan year on the basis of actuarial assumptions that would reasonably expected to be in an amount that could have a Material Adverse Effect.  All Employee Benefit Plans are funded in accordance with Section 412 of the Code (if applicable).  There would be no obligations under Title IV of ERISA relating to any Employee Benefit Plan that is a multiemployer plan if any such plan were terminated or if Borrower or any ERISA Affiliate withdrew from any such plan.  Except as required by Section 4980B of the Code or applicable state insurance laws and provided so long as any such promise or plan would not reasonably be expected to have a Material Adverse Effect, neither Borrower nor any ERISA Affiliate has promised any employee medical coverage after termination of employment, or promised medical coverage to any former employee or other individual not employed by Borrower or any ERISA Affiliate, and neither Borrower nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits to employees after their termination of employment or any other individual not employed by Borrower or any ERISA Affiliate.

4.7.7                     Environmental.  No Property is or, to the best of Borrower’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal or transportation of any Hazardous Materials other than those used, stored and released by Borrower within an office in the ordinary course of business or otherwise in a manner that would not reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any Material Subsidiary has engaged in any of the above activities other than those performed in the ordinary course of business within an office or otherwise in a manner that would not reasonably be expected to have a Material Adverse Effect.  Property, and Borrower and each Material Subsidiary, are in compliance with all Hazardous Materials Laws to the extent that any such non-compliance would not reasonably be expected to have a Material Adverse Effect.  There are no claims or actions (“Hazardous Materials Claims”) pending or, to the best of Borrower’s knowledge, threatened, nor have there been any such claims or actions in the past, against Borrower or any Material Subsidiary or any Property by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law that would reasonably be expected to have a Material Adverse Effect.

4.8                               Borrower Status.

4.8.1                     Non-Foreign Status.  Borrower is not a nonresident alien for purposes of U.S. income taxation and is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as said terms are defined in the Code or regulations promulgated thereunder).

4.8.2                     Investment Company Act.  Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.8.3                     No Burdensome Agreements.  None of Borrower or any Material Subsidiary is a party to any agreement, instrument or undertaking or subject to any other restriction under or pursuant to which Borrower or any Material Subsidiary is or will be required to place (or under which any other Person may place) a lien (other than Permitted Liens) upon any of its Properties securing Indebtedness either upon demand or upon the happening of a condition, with or without such demand.

4.9                               No Misstatement.  No information, exhibit, report, schedule or document furnished by Borrower to Lender in connection with the negotiation, execution or performance of this Agreement or the funding of the Loan contains any untrue statement of a material fact, or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Lender.

4.10                        Representations and Warranties Generally.  The representations and warranties set forth in this Agreement or in any other Transaction Document will be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects subject to the expressly provided materiality qualification(s)) (a) on the date of this Agreement, (b) as otherwise provided herein, and (c) as otherwise provided in the quarterly compliance certificates delivered pursuant to Section 6.3 with the same force and effect as if made on each such date (except for a representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects (where not already qualified by materiality, otherwise in all respects subject to the expressly provided materiality qualification(s)) as of such earlier date).  All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding Lender’s review of any documents or materials delivered by Borrower to Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf (and Borrower hereby acknowledges such reliance by Lender in making the Loan and all disbursements thereunder) and, furthermore, shall survive the making of any or all of the disbursements of proceeds under the Loan and continue in full force and effect with respect to the date as of which they were made as long as there remains unperformed any obligations to Lender hereunder or under any of the other Transaction Documents.

5.                                      GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.  Borrower hereby covenants and agrees with Lender as follows:

5.1                               Compliance with Transaction Documents.  Borrower and each Material Subsidiary, as applicable, shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under each and every one of the Transaction Documents.

5.2                               Material Transactions.

5.2.1                     Merger and Consolidation.  Without the prior written consent of Lender, Borrower shall not consolidate with or merge with any Person unless Borrower is the surviving entity.

5.2.2                     Restricted Payments.  If an Event of Default has occurred and is continuing, Borrower shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock.

5.2.3                     Incurring Debt; Liens.  Without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not itself, nor shall it cause, permit or allow any Material Subsidiary to (a) create, assume, incur, have outstanding, or in any manner become liable in respect of any Indebtedness other than (i) as reflected in Section 5.2.3 of the Disclosure Schedule (including, without limitation, any replacement, refinancings, renewals, amendments and extensions thereof), (ii) Indebtedness with respect to the obligations of the type specifically excluded from the definition of “Indebtedness”

in this Agreement, (iii) incurred in the ordinary course of business, or (iv) any Indebtedness or obligation of Borrower for the payment of the purchase price or other consideration in connection with any merger, consolidation or other acquisition not prohibited by Section 5.2.1; or (b) create, assume, incur, suffer or permit to exist any mortgage, pledge, deed of trust, encumbrance (including the lien or retained security title of a conditional vendor), security interest, assignment, lien or charge of any kind or character upon or with respect to any of their real or personal property, including, without limitation, any capital stock owned by Borrower whether owned at the date hereof or hereafter acquired other than Permitted Liens.

5.2.4                     Asset Sales.  Borrower shall not itself, nor shall it cause, permit or allow any Material Subsidiary to dispose of by sale, assignment, lease or otherwise, property or assets now owned or hereafter acquired to a party that is not an Affiliate of Borrower if such property or assets plus all other properties and assets sold, leased, transferred or otherwise disposed of during the 12-month period ending on the date of such sale, lease or other disposition shall have an aggregate value of more than 10% of the consolidated assets of Borrower as reflected in the most recent balance sheet delivered to Lender (pursuant to Section 6 hereof) prior to the commencement of such period, except that Subsidiary Bank may sell assets in the ordinary course of its banking business and consistent with safe and sound banking practices.

5.2.5                     Reserved.

5.2.6                     Making Loans.  Borrower shall not, nor shall it cause, permit or allow any Material Subsidiary to, make any loans or advances, whether secured or unsecured, to any Person, other than loans or advances made by Subsidiary Bank in the ordinary course of business and in accordance in all material respects with safe and sound banking practices and applicable laws and regulations and loans or advances to any Affiliate of Borrower in accordance with applicable laws and regulations.  The foregoing restriction does not apply to any loans originated by Subsidiary Bank in the ordinary course of business and in accordance in all material respects with safe and sound banking practices and applicable laws and regulations that are assigned or transferred to another Material Subsidiary.

5.2.7                     Other Matters.  Borrower shall notify Lender of any of the following at least 10 days prior to the effectiveness thereof, or, in the case of matters described in clause (c) below for which 10 days’ pre-effectiveness notice is not given to Borrower, as soon as practicable:  (a) any change in the name of Borrower or any Material Subsidiary; (b) any change in the headquarters or principal place of business of Borrower or any Material Subsidiary; and (c) the issuance, execution or adoption of any formal or material informal (whether voluntary or involuntary) regulatory action with respect to Borrower or any Material Subsidiary at the request of any Governmental Agency.

5.3                               Subsidiary Bank Shares.

5.3.1                     Encumbrance.  Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to directly or indirectly create, assume, incur, suffer or permit to exist any pledge, encumbrance, security interest, assignment, lien or charge of any kind or character on the Subsidiary Bank Shares. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to sell, transfer, issue, reissue, exchange or grant any option with respect to any

Subsidiary Bank Shares; provided, that Borrower shall be permitted to sell or transfer any Equity Interests in a Subsidiary (other than Subsidiary Bank) to the extent permitted by Section 5.2.4.

5.3.2                     Dilution.  Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to cause or allow the percentage of Subsidiary Bank Shares owned directly or indirectly by Borrower to diminish as a percentage of the outstanding capital stock of Subsidiary Bank.

5.4                               Business Operations.

5.4.1                     Compliance with Transaction Documents.  Borrower shall not itself, nor shall it cause, permit or allow any Material Subsidiary to, breach or fail to perform or observe in any material respect any of the terms and conditions of the Note or any other Transaction Document.  For purposes of this Agreement, any failure by Borrower or any Material Subsidiary, as applicable, to pay any amounts under the Agreement, the Note or any other Transaction Document when due (taking into account any applicable cure period) shall be deemed to be material.

5.4.2                     Banking Practices.  Borrower shall not itself, nor shall it cause, permit or allow any Material Subsidiary to engage in any unsafe or unsound banking practices as determined by a Governmental Agency.

5.4.3                     Affiliate Transactions.  Borrower shall not itself, nor shall it cause, permit or allow any Material Subsidiary to enter into any transaction including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (other than a wholly-owned Material Subsidiary) except in accordance with safe and sound banking practices and applicable laws and regulations and, if required by applicable law or regulation, reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.  For purposes of this Section 5.4.3 only, “Affiliate” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly Controlling, Controlled by, or under common Control with, said Person, and their respective Affiliates, members, partners, shareholders, directors, officers, employees, agents and representatives.

5.4.4                     Insurance.  At its sole cost and expense, Borrower will maintain, and will cause each Material Subsidiary to maintain, bonds and insurance to such extent, covering such risks as is usual and customary for owners of similar businesses and properties in the same general area in which Borrower or Material Subsidiary operates, including, without limitation, insurance for fire and other risks insured against by extended coverage, public liability insurance, workers’ compensation insurance and such additional bonds and insurance as may reasonably be requested by Lender.  All such bonds and policies of insurance shall be in a form, in an amount and with issuers/insurers recognized as adequate by Borrower, in its reasonable discretion.

5.5                               Compliance with Laws.

5.5.1                     Generally.  Borrower shall comply and cause each Material Subsidiary to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties, except in such instances in which (a) such requirement is being contested in good faith by appropriate proceedings diligently conducted, and (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.5.2                     Regulated Activities.  Borrower shall not itself, nor shall it cause, permit or allow any Material Subsidiary to engage in any business or activity not permitted by all applicable laws and regulations, including without limitation, the FDI Act and any regulations promulgated thereunder.

5.5.3                     Taxes.  Borrower shall promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower or any Subsidiary or upon the income, profits, or property of Borrower or any Subsidiary and all claims for labor, material or supplies which, if unpaid, may reasonably be expected to have a Material Adverse Effect.  None of Borrower or any Material Subsidiary shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and reserves therefore shall be maintained on the books of Borrower and such Material Subsidiary in accordance with GAAP.

5.5.4                     ERISA.  As soon as possible, and in any event within twenty Business Days, after: (a) a responsible officer of the Borrower knows that with respect to any Employee Benefit Plan, a non-exempt “prohibited transaction,” a “reportable event” (for which notice has not been waived by the Pension Benefit Guaranty Corporation), or any other event or condition which could subject Borrower or any ERISA Affiliate to liability under ERISA or the Code and that could reasonably be expected to have a Material Adverse Effect; or (b) the institution of steps by Borrower or any ERISA Affiliate to withdraw from, or the institution of any steps by the Pension Benefit Guaranty Corporation, the Borrower or an ERISA Affiliate to terminate, any Employee Benefit Plan subject to Title IV of ERISA, has occurred, and provided that such events or circumstances set forth in clause (a) or (b) could reasonably be expected to have a Material Adverse Effect, Borrower shall deliver to Lender a certificate of a responsible officer setting forth the details of such matter, the action that Borrower proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation.

5.5.5                     Environmental Matters.  Borrower shall: (a) exercise, and cause each Material Subsidiary to exercise, due diligence in order to comply in all material respects with all Hazardous Materials Laws; (b) promptly advise Lender in writing and in reasonable detail of (i) any Condition or Release required to be reported by Borrower or any Material Subsidiary to any Governmental Agency under any applicable Hazardous Materials Laws if the Condition or Release could reasonably be expected to have a Material Adverse Effect, (ii) any and all written communications with respect to Hazardous Materials Claims or any Condition or Release required to be reported by Borrower or any Material Subsidiary to any Governmental Agency if the Hazardous Materials Claims or the Condition or Release could reasonably be expected to have a Material Adverse Effect, (iii) any remedial action taken by Borrower or any other Material Subsidiary in response to any Hazardous Material on, under or about any Property, the existence of which is reasonably likely to give rise to an Hazardous Material Claim that could reasonably be expected to have a Material Adverse Effect, (iv) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property that (A) could cause such Property or any part thereof to be subject to any materially adverse restrictions on the ownership, occupancy, transferability or use thereof under any Hazardous Materials Law and (B) could reasonably be expected to have a Material Adverse Effect, and (v) any request for information from any Governmental Agency indicating that such agency has initiated an investigation as to whether Borrower or any Material Subsidiary may be potentially responsible for a Condition or Release or threatened Condition or Release of Hazardous Materials if the Condition or Release, the threatened Condition or Release or the results of the investigation relating to the foregoing could reasonably be expected to have a Material Adverse Effect; (c) at its own expense, provide copies of such documents as Lender may reasonably request in relation to any matters disclosed pursuant to this Section 5.5.5; and (d) promptly take any and all necessary remedial action in connection with any Condition or Release or threatened Condition or Release on, under or from any Property in order to comply in all material respects with all applicable Hazardous Materials Laws.  In the event Borrower or any Material Subsidiary undertakes any remedial action with respect to such Hazardous Material on, under or about any Property, Borrower or such Material Subsidiary shall conduct and complete such remedial action in compliance with all applicable Hazardous Materials Laws and in accordance with the policies, orders and directives of all Governmental Agencies.  Borrower shall promptly notify Lender of (1) any acquisition of any Property by Borrower or any Material Subsidiary that reasonably could be expected to expose Borrower or such Material Subsidiary to, or result in, a Hazardous Materials Claim that could reasonably be expected to have a Material Adverse Effect, and (2) any proposed action outside the normal course of business to be taken by Borrower or any Material Subsidiary to commence industrial or other operations that could subject Borrower or such Material Subsidiary to additional laws, rules or regulations, including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses.

5.5.6                     Environmental Indemnity.  Borrower hereby agrees to defend, indemnify and hold harmless Lender, its directors, officers, employees, agents, successors and assigns (including, without limitation, any participants in the Loan) from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and reasonable out-of-pocket legal or other expenses (including, without limitation, reasonable out-of-pocket attorney’s fees and expenses) which Lender may incur as a direct or indirect consequence of (a) any Hazardous Materials Claim or any other violation by Borrower or any Subsidiary of a Hazardous Materials Law, or (b) the use, generation, manufacture, storage, disposal, threatened disposal, transportation or presence of Hazardous Materials in, on, under or about the Property or otherwise by Borrower or any Material Subsidiary.  Borrower’s duty and obligations to defend, indemnify and hold harmless Lender shall survive the cancellation of the Note and any other Transaction Documents.

5.5.7                     Corporate Existence.  Except in connection with a consolidation or merger in compliance with Section 5.2.1, Borrower shall do or cause to be done all things necessary to maintain, preserve and renew its corporate existence and that of the Material Subsidiaries and its and their rights and franchises, and comply with all related laws applicable to Borrower or the Material Subsidiaries.

5.5.8                     USA Patriot Act Matters.  Borrower shall not, nor shall it cause, permit or allow, any Subsidiary (a) to be or become subject at any time to any law, regulation, or list of any Government Agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) to fail to provide documentary or other evidence of Borrower’s identity as may be reasonably requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

5.6                               Lender Expenses.  Whether or not the Initial Disbursement is made, Borrower will (a) pay all reasonable out-of-pocket costs and expenses of Lender incident to the transactions contemplated by this Agreement including, without limitation, all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of the Transaction Documents, or in connection with any modification, amendment, alteration, or the enforcement of this Agreement, the Note or the other Transaction Documents, including, without limitation, Lender’s reasonable out-of-pocket expenses and the charges and disbursements to counsel retained by Lender, and (b) pay, on demand, and save Lender and all other holders of the Note harmless against any and all liability with respect to amounts payable as a result of (i) any taxes which may be determined to be payable in connection with the execution and delivery of this Agreement, the Note or the other Transaction Documents or any modification, amendment or alteration of the terms or provisions of this Agreement, the Note or the other Transaction Documents (which taxes exclude income taxes owed by Lender in respect of interest or other amounts paid on the Note), (ii) any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements, liabilities or taxes, and (iii) any income taxes in respect of any reimbursement by Borrower for any of such violations, taxes, interests or penalties paid by Lender.  The obligations of Borrower under this Section 5.6 shall survive the repayment in full of the Note.  Any of the foregoing amounts incurred by Lender and not paid by Borrower when due shall bear interest from the date incurred at the Default Rate and shall be deemed part of Borrower’s Liabilities hereunder.

5.7                               Inspection Rights.  After the occurrence and during the continuance of an Event of Default, Borrower shall permit and cause the Subsidiaries to permit Lender, through Lender’s employees, attorneys, accountants or other agents, to inspect any of the properties, corporate books and financial books and records of Borrower and any Subsidiary at such times as Lender reasonably may request upon reasonable advance notice to Borrower, subject to (a) Borrower’s confidentiality and privacy obligations under applicable laws and regulations and (b) Lender’s obligations of confidentiality set forth in Section 9.18.  In addition, Borrower shall provide and cause the Subsidiaries to provide Lender, upon Lender’s reasonable request, historical financial and other information that would not, in Borrower’s reasonable judgment, adversely impact Borrower’s ability to compete with Lender in the ordinary course of business, or otherwise include proprietary information, subject to Lender’s obligations of confidentiality set forth in Section 9.18.

6.                                      REPORTING.  Borrower shall furnish and deliver or cause to be furnished and delivered to Lender:

6.1                               Annual.  As soon as available, but in any event not more than 75 days after the close of each fiscal year of Borrower, the annual report of Borrower filed on Form 10-K with the SEC and the consolidated audited financial statements for Borrower and the Subsidiaries, including a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the periods reflected therein, which financial statements shall be accompanied by the unqualified opinion of Borrower’s Accountant, which opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

6.2                               Quarterly.  As soon as available, but in any event not more than 60 days after the close of each of the first three quarterly periods of each fiscal year of Borrower with respect to Sections 6.2(a) and 6.2(c) and not more than 45 days after the close of each quarterly period of each fiscal year of Borrower with respect to Section 6.2(b): (a) a copy of the quarterly report filed on Form 10-Q with the SEC including the consolidated financial statements of Borrower regarding such quarter, including balance sheet, statements of income and retained earnings and statements of cash flows for the quarter then ended; (b) the call reports filed by Subsidiary Bank with federal bank regulatory agencies; and (c) Forms FRY-9C and FRY-9LP filed by Borrower with federal bank regulatory agencies.

6.3                               Compliance Certificate.  Borrower shall furnish Lender, at the same time as the financial reports referred to in Section 6.2(b), a quarterly compliance certificate in the form attached as Exhibit D hereto.  Such quarterly compliance certificate shall be signed by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of Borrower.

6.4                               Copies of Other Reports and Correspondence.  To the extent permitted by law, promptly after same are available, copies of each of the following: (a) each annual report, proxy or financial statement or other report or communication sent by Borrower or any Subsidiary to the shareholders of Borrower; (b) all annual, regular, periodic and special reports and registration statements which Borrower or any Subsidiary may file or be required to file with any federal or state banking regulatory agency or any other Governmental Agency or with any securities exchange; and (c)  promptly upon receipt thereof, one copy of each written audit report submitted to Borrower by Borrower’s Accountant.

6.5                               Proceedings.  Promptly after receiving knowledge thereof, but in no event later than the 30th day following receipt, to the extent not prohibited by law, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, actions, suits and proceedings) that are initiated by, or brought before, any court or Governmental Agency, against the Borrower or any Material Subsidiary; provided, however, Borrower shall not be obligated to provide such notice in connection with (a) ordinary course of business litigation, (b) charges, assessments, actions, suits or proceedings which, if adversely determined, could not reasonably be expected to have a Material Adverse Effect, or (c) actions initiated by, or brought before, the FRB, the FDIC or the Illinois DFPR, which, if adversely decided, could not reasonably be expected to have a Material Adverse Effect.

6.6                               Event of Default; Material Adverse Change.  Promptly after the occurrence thereof, notice of any other matter which has resulted in, or could reasonably be expected to result in, a Default, an Event of Default or have a Material Adverse Effect.

6.7                               Issuance of Borrower Capital Instruments.  An amended Section 4.1.2 of the Disclosure Schedule in the event that Borrower issues any capital stock or any other instrument that qualifies as capital for regulatory purposes, and any filing with the SEC regarding the issuance of capital stock or other instrument shall be deemed to have satisfied the requirements of this Section 6.7.

6.8                               Other Information Requested by Lender.  Such other historical financial and other information concerning the business, operations, financial condition and regulatory status of Borrower or any Subsidiary as Lender may from time to time reasonably request to the extent that furnishing or delivering such information is not prohibited by law and would not, in the reasonable judgment of Borrower, adversely impact Borrower’s ability to compete with Lender in the ordinary course of business or otherwise include proprietary information; provided, that all such information shall be kept confidential by Lender and its directors, officers, employees, agents, accountants, auditors, legal counsel and other representatives in accordance with Lender’s obligations of confidentiality set forth in Section 9.18.

6.9                               Electronic Delivery of Reporting Materials.   Borrower shall be deemed to be in compliance with its delivery obligations under this Section 6 with respect to any documents or information that is publicly filed or delivered electronically and if so filed or delivered electronically, shall be deemed to have been delivered for purposes of this Agreement on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender).

7.                                      FINANCIAL COVENANTS.  For so long as this Agreement remains effective or any obligation of Borrower to Lender in connection therewith is or may become outstanding:

7.1                               Capitalization.  Borrower shall cause Subsidiary Bank to maintain, such capital as shall be necessary to cause the Subsidiary Bank to qualify as “well capitalized” and to permit Subsidiary Bank to declare dividends at the discretion of its board of directors, each in accordance with the rules, regulations and applicable guidance of its respective primary federal regulator, as in effect from time to time and consistent with the financial information and reports filed with the appropriate Governmental Agency as contemplated in Section 6 hereof.

7.2                               Risk-Based Capital.  Borrower shall cause Subsidiary Bank to maintain a “Total Risk-Based Capital Ratio” (Total Capital divided by Total Risk-Based Assets) equal to or in excess of twelve percent (12%) as measured as of the last day of each fiscal quarter of Subsidiary Bank.  All ratios and capital amounts required in this section shall be calculated in accordance with the rules, regulations and applicable guidance of the applicable primary federal regulator as in effect from time to time and shall be derived from and be consistent with the applicable quarterly financial statements filed with the appropriate Governmental Agency, as contemplated in Section 6 hereof.

7.3                               Nonperforming Assets to Tangible Capital.  Borrower shall cause Subsidiary Bank to maintain, as of the last day of each fiscal quarter of Subsidiary Bank, a ratio of Nonperforming Assets to Tangible Primary Capital (Nonperforming Assets divided by Tangible Primary Capital) of not more than 25%.  For purposes of this Agreement, (i) “Nonperforming Assets” shall mean the sum of all other real estate owned and repossessed assets, non-accrual loans and loans on which any payment is 90 or more days past due but which continue to accrue interest held by Subsidiary Bank or transferred by Subsidiary Bank to any Subsidiary of Borrower after the date hereof, (but excluding all such loans and other assets that also are (A) reported as “covered assets” in the applicable quarterly financial statements filed by Subsidiary Bank with the appropriate Governmental Agency, (B) expressly guaranteed by a U. S. government entity such as Ginnie Mae or any other similar organization and (C) troubled debt restructurings (so long as the TDR continues to accrue interest)), (ii) “Tangible Primary Capital” shall mean, as reported by Subsidiary Bank on Schedule RC-R of its quarterly filing with the applicable primary federal regulator, the total amount of (A) the equity capital, plus (B) the Allowance for Loan Losses, minus (C) all intangibles and (iii) “Allowance for Loan Losses” shall mean the amount of such balance sheet account of Subsidiary Bank which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof.

7.4                               Reserves to Nonperforming Loans. Borrower shall cause Subsidiary Bank to maintain, as of the last day of each calendar quarter of Subsidiary Bank, a ratio of the Allowances for Loan Losses to Nonperforming Loans (Allowance for Loan Losses divided by Nonperforming Loans) of not less than 55%.  For purposes of this Agreement, “Nonperforming Loans” shall mean the sum of all non-accrual loans and loans on which any payment is 90 or more days past due but which continue to accrue interest held by Subsidiary Bank or transferred by Subsidiary Bank to any Subsidiary of Borrower after the date hereof (but excluding all such loans that also are (i) reported as “covered assets” in the applicable quarterly financial statements filed by Subsidiary Bank with the appropriate Governmental Agency, (ii) expressly guaranteed by a U. S. government entity such as Ginnie Mae or any other similar organization and (iii) troubled debt restructurings (so long as the TDR continues to accrue interest)) which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof.

7.5                               Liquidity.  Any of Borrower, Parasol Investment Management LLC or Catalyst Asset Holdings, LLC shall, in the aggregate, own and maintain unencumbered Liquid Assets in an amount in excess of $7,000,000 as measured as of the last day of each fiscal quarter of Borrower.  For purposes of this Agreement, “Liquid Assets” shall mean the sum of all cash balances (including proceeds from the Loan) and marketable securities held by any of Borrower, Parasol Investment Management LLC or Catalyst Asset Holdings, LLC in such balance sheet accounts which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof.

7.6                               Minimum Fixed Charge Coverage Ratio.  Borrower shall maintain, as measured as of the last day of each fiscal quarter of Borrower on a rolling four quarter basis, a

Fixed Charge Coverage Ratio in an amount that equals or exceeds 1.25x (125%).  For purposes of this Agreement, “Fixed Charge Coverage Ratio” shall mean with respect to the applicable period, the sum of (a) net income of Borrower (on a consolidated basis and excluding any impairment charges or losses that the Borrower is required to recognize relating to the assets identified in Section 7.6 to the Disclosure Schedule in connection with the effectiveness of the “Volcker Rule” (Section 13 of the BHCA and the regulations promulgated thereunder and referred to herein as the “Volcker Rule”)) plus (b) the amount of any goodwill amortization expense and any other non-cash expense, plus (c) all contractually due interest which sum shall be reduced by any dividends or similar distributions declared or paid (without duplication), by Borrower, which aggregate amount shall be divided by an amount equal to the sum of all contractually due interest and principal amounts (including amounts due under the Junior Indebtedness and assuming an imputed outstanding principal amount equal to the Maximum Principal Amount  under the Loan and an amortization of such amounts over a 12 year period) which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof.

8.                                      BORROWER’S DEFAULT.

8.1                               Borrower’s Defaults and Lender’s Remedies.

8.1.1                     Events of Default.  Regardless of whether Borrower has given the required notice under Section 6.6, the occurrence of one or more of the following will constitute a “Default” and each of the events described below shall be an “Event of Default” under this Agreement:

8.1.1.1                                   Borrower fails to pay (a) any principal on the Note when due, (b) any interest on the Note within 5 days after the same becomes due, or (c) any other fees, charges, costs or expenses under this Agreement or any other Transaction Document within 5 days after the same becomes due (or, if no due date is provided therefore, 5 days after payment is requested); or

8.1.1.2                                   Failure of Borrower or any Subsidiary to perform or observe any agreement, instrument, term, provision, obligation, condition, or covenant (other than any such failure that results in an Event of Default as expressly provided in any other clause of this Section 8.1.1) required to be performed or observed by Borrower or any Subsidiary hereunder or under any other Transaction Document or under any other agreement with or in favor of Lender or any Affiliate of Lender, and in each case such failure continues uncured for a period of 30 days after written notice of failure to perform or observe is given to Borrower by Lender; or

8.1.1.3                                   Any financial information, statement, certificate, representation or warranty given to Lender by or concerning Borrower in connection with entering into this Agreement or any other Transaction Documents, or required to be furnished under the terms hereof or thereof, proves untrue or misleading in any material respect (as determined by Lender in the exercise of its reasonable judgment) as of the time when given and such untrue or misleading condition continues uncured for 30 days after written notice thereof is given to Borrower by Lender; or

8.1.1.4                                   Borrower defaults, or otherwise fails to satisfy all of its obligations (except if each such default or failure to satisfy any such obligation has been waived by the holder of such Indebtedness in writing), under the terms of any document or instrument evidencing, governing or securing any Material Indebtedness (other than the Loan) owing by Borrower to any third party, in each case beyond any period of grace provided for in the instrument or instruments evidencing such Indebtedness and after giving effect to any forbearance arrangements relating thereto; or

8.1.1.5                                   Any “Event of Default” or “Default” as defined under any of the Transaction Documents (other than this Agreement) occurs and is continuing in each case beyond any period of grace provided for therein, and such failure continues uncured 30 days after notice thereof from Lender to Borrower; or

8.1.1.6                                   The wind-down or dissolution of Borrower; or

8.1.1.7                                   The execution by Borrower of any financing agreements or arrangements of any kind whatsoever relating to or otherwise affecting all or any part of or interest in any Subsidiary Bank Shares; or

8.1.1.8                                   Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender or Borrower from performing any of their obligations under this Agreement or any of the other Transaction Documents, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 60 days after the granting of such decree or order; or

8.1.1.9                                   The FRB, the Illinois DFPR, the FDIC or other Governmental Agency charged with the regulation of depository institutions: (a) issues to Borrower or Subsidiary Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from Borrower or Subsidiary Bank, a memorandum of understanding, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties in excess of $1,000,000, articles of agreement, a capital directive, a capital restoration plan, any restrictions or limitations that prevent or as a practical matter impair the payment of dividends or the payments of any Indebtedness by Borrower or Subsidiary Bank, restrictions or limitations that make the payment of the dividends by Borrower or Subsidiary Bank subject to prior regulatory notice or approval, a notice or finding under Section 8(a) of the FDI Act, or any similar enforcement action or proceeding; or (b) issues to any then current executive officer or director of Borrower or Subsidiary Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties in excess of $10,000; or

8.1.1.10                            The filing of formal charges by any Governmental Agency, including without limitation, the issuance of an indictment, under a RICO Related Law against Borrower or Subsidiary Bank; or

8.1.1.11                            Final judgment or judgments for the payment of money in an amount in excess of $25,000,000 is or are outstanding against Borrower or against any of its assets (except to the extent such judgment or judgments are fully covered by (i) insurance pursuant to which the insurer has not denied liability therefore or (ii) an indemnity from a Person that is not an Affiliate of the Borrower and that the Lender, in its reasonable judgment, deems to be credit worthy and where the payment terms of such indemnity are acceptable to the Lender in its reasonable discretion), and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

8.1.1.12                            Subsidiary Bank is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for Subsidiary Bank; or

8.1.1.13                            Borrower or Subsidiary Bank becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business; or if a trustee, conservator or receiver of any substantial part of the assets of Borrower or Subsidiary Bank is applied for or appointed; or

8.1.1.14                            Any proceedings involving Borrower or Subsidiary Bank are commenced by or against Borrower or Subsidiary Bank under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, or an order shall be entered approving the petition in such proceedings and, only if such proceedings are commenced without the application, approval or consent of Borrower or Subsidiary Bank, such proceedings or order approving the petition continues undismissed or unstayed for 30 consecutive days; or

8.1.1.15                            Borrower applies for, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator for itself under Chapter 7 or Chapter 11 of the Bankruptcy Code (the “Code Provisions”), or in the absence of such application, consent or acquiescence, a trustee, conservator, receiver or liquidator is appointed for Borrower under the Code Provisions, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution, liquidation, or conservatorship proceeding is instituted by or against Borrower under the Code Provisions, or if Borrower is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Code Provisions; or

8.1.1.16                            Subsidiary Bank applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for Subsidiary Bank; or

8.1.1.17                            The capital stock of any Subsidiary is attached, seized, subjected to a writ of distress warrant, or is levied upon or becomes subject to any lien, claim, security interest or other encumbrance of any kind, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

8.1.2                     Lender’s Remedies.  Upon the occurrence of any Event of Default, Lender shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Lender by law or equity or the terms of any Transaction Document, to do any or all of the following, concurrently or successively, without notice to Borrower except as required in Sections 8.1.1, and 8.1.2.1; provided, however, upon the occurrence of an Event of Default identified in any of Sections 8.1.1.14  through 8.1.1.16, the unpaid principal amount under the Loan, all interest and all other amounts outstanding under this Agreement or any other Transaction Document shall automatically become due and payable without further act of Lender:

8.1.2.1           upon five (5) Business Days prior written notice, declare the Note to be, and it shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; or

8.1.2.2           Terminate Lender’s obligations under this Agreement to extend credit of any kind or to make any disbursement, whereupon the commitment and obligation of Lender to extend credit or to make disbursements hereunder shall terminate.

8.2                               Protective Advances.  If an Event of Default occurs, Lender may (but shall in no event be required to) cure any such Event of Default and any amounts expended by Lender in so doing, as determined by Lender in its sole and absolute discretion, shall (a) be deemed advanced by Lender under an obligation to do so regardless of the identity of the person or persons to whom such funds are furnished, (b) constitute additional advances hereunder, the payment of which is additional indebtedness evidenced by the Note, and (c) become due and owing, at Lender’s demand, with interest accruing from the date of disbursement thereof until fully paid at the Default Rate.

8.3                               Other Remedies.  Nothing in this Article 8 is intended to restrict Lender’s rights under any of the other Transaction Documents, other related documents, or at law or in equity, and Lender may exercise such rights and remedies as and when they are available.

8.4                               No Lender Liability.  To the extent permitted by law, Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith.

8.5                               Lender’s Fees and Expenses.  In case of any Event of Default hereunder, Borrower shall pay Lender’s reasonable out-of-pocket fees and expenses including, without limitation, reasonable out-of-pocket attorneys’ fees and expenses (other than in-house legal counsel of Lender), in connection with the enforcement of this Agreement or any of the other Transaction Documents or other related documents.

9.                                      MISCELLANEOUS.

9.1                               Indemnification.  Borrower shall indemnify, defend and hold Lender and its Affiliates (including their respective officers, directors, agents and employees) harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, reasonable-of-pocket attorneys’ fees and expenses) which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of Lender’s Affiliates in connection with, arising from or relating to Borrower’s breach of any covenant, obligation, agreement, representation or warranty set forth in this Agreement or any other Transaction Document, or arising from or relating to any willful misconduct by Borrower, except to the extent Borrower establishes that the loss, liability, obligations, penalty, claim, fine, demand, litigation, defense, cost, judgment, suit, proceeding, damage, disbursement or expense arose solely by reason of Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence.

9.2                               Assignment and Participation.  Lender may pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein (provided Lender acts as agent for any participants, except as provided below) or in any of its rights and security hereunder to an Eligible Assignee; provided, that in the absence of an Event of Default, Lender shall not grant such a participation to an Eligible Assignee (other than an Affiliate of Lender) without Borrower’s consent, which consent shall not unreasonably be withheld or delayed.  Lender may also assign all or any part of the Loan and Lender’s obligations in connection therewith to one or more Eligible Assignees; provided, that in the absence of an Event of Default, Lender shall not assign all or a portion of its Loan to an Eligible Assignee (other than an Affiliate of Lender) without Borrower’s consent, which consent shall not unreasonably be withheld or delayed.  Lender shall notify Borrower in advance of the identity of any proposed Eligible Assignee.  With respect to assignments (and not participations) of this Agreement or any of the rights hereunder, upon delivery to (and in the absence of an Event of Default, the consent of Borrower contemplated above, which consent shall not unreasonably be withheld or delayed) Borrower of an executed copy of the Eligible Assignee’s assignment and acceptance (a) each such Eligible Assignee shall be deemed to be a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Eligible Assignee, such Eligible Assignee shall have the rights and obligations of Lender hereunder and under the other Transaction Documents and other related documents (b) Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Transaction Documents (including, without limitation, the obligation to fund the Eligible Assignee’s share of the Loan) and other related documents.  Within five Business Days after receipt of a copy of the executed assignment and acceptance document, Borrower shall execute and deliver to Lender a new promissory note, as applicable (for delivery to the relevant Eligible Assignee), in the form of Exhibit A hereto but substituting Eligible Assignee’s name and evidencing such Eligible Assignee’s assigned portion of the Loan and a replacement promissory note, as applicable, in the principal amount of the Loan retained by Lender (such promissory note to be in exchange for, but not in payment of, the promissory note then held by Lender).  The replacement promissory note shall be dated the date of the predecessor promissory note.  Lender shall mark the predecessor promissory note “exchanged” and deliver it to Borrower.  Accrued interest on that part of the predecessor promissory note evidenced by the new promissory note held by the Eligible Assignee, and accrued fees, shall be paid as provided in the assignment agreement between Lender and to the Eligible Assignee.  Accrued interest on that part of the predecessor promissory note evidenced by the replacement promissory note held by Lender shall be paid to Lender.  Accrued interest and accrued fees shall be so apportioned between the promissory note and paid at the same time or times provided in the predecessor promissory note and in this Agreement.  Borrower authorizes Lender to disclose to any prospective Eligible Assignee any financial or other information pertaining to Borrower or the Loan subject to standard confidentiality provisions and Lender’s obligations of confidentiality set forth in Section 9.18.  Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 9.2, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Transaction Documents and other related documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from its obligations thereunder.

9.3                               Prohibition on Assignment.  Borrower shall not assign or attempt to assign its rights under this Agreement, either voluntarily or, except to the extent permitted by the terms of Section 5.2.1 of this Agreement, by operation of law.

9.4                               Time of the Essence.  Time is of the essence of this Agreement.

9.5                               No Waiver.  No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver shall be effective only to the extent set forth in such writing.  No failure to exercise or delay in exercising, by Lender or any holder of the Note, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity.  No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.  No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder.  Failure on the part of Lender to complain of any acts or failure to act or to declare a Default or an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.

9.6                               Severability.  Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein.  Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

9.7                               Usury; Revival of Liabilities.  All agreements between Borrower and Lender (including, without limitation, this Agreement and any other Transaction Documents) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to

Lender exceed the highest lawful rate of interest permissible under the laws of the State of Illinois.  If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other Transaction Documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of the State of Illinois, and if for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the indebtedness to Lender (whether or not then due and payable) and not to the payment of interest.  To the extent that Lender received any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of Borrower’s Liabilities; provided, however, if Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

9.8                               Notices and Electronic Communications.  Any notice which either party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:

First Midwest Bancorp, Inc.
One  Pearce Place, Suite 1500
Itasca, Illinois 60143-9768
Attn:  Nicholas J. Chulos, Executive Vice President,
                                                Corporate Secretary and General Counsel
Telephone No.:  (630) 875-7345
Fax No.:  (630) 875-647-7038
E-Mail Address: nick.chulos@firstmidwest.com

With a copy to:

Chapman and Cutler LLP

111 West Monroe Street

Chicago, Illinois  60603

Attn:  Mark R. O’Meara, Esq.

Telephone No.:  (312) 845-3885

Fax No.:  (312) 516-1885

E-Mail Address: momeara@chapman.com

if to Lender:                                                                             U.S. Bank National Association
Depository Financial Institution Group
5065 Wooster Road, CN-OH-L2CB

Cincinnati, Ohio 45226-2326
Attn:  Amie Staggs, Account Administrator
Telephone No.:  (513) 277-5450
Fax No.:  (513) 277-5364
E-Mail Address: amie.staggs@usbank.com

With a copy to:

U.S. Bank National Association
209 South LaSalle Street, Suite 501
Chicago, Illinois  60604
Attn:  Peter G. Caligiuri, Vice President
Telephone No.:  (312) 325-8744
E-Mail Address: peter.caligiuri@usbank.com

And to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois  60654
Attn:  Edwin S. del Hierro, P.C.
Telephone No.:  (312) 862-3222
Fax No.:  (312) 862-2200
E-Mail Address: ed.delhierro@kirkland.com

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven days after being given to the other party in the manner provided for above.  Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.  Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender.  Either Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

9.9                               Successors and Assigns.  This Agreement shall inure to the benefit of the parties and their respective permitted successors and assigns except that, unless Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall confer any rights on any assignee of Borrower.

9.10                        No Joint Venture.  Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.

9.11                        Brokerage Commissions.  Lender and Borrower each represent and warrant to the other that they have not dealt with any brokers or finders to whom a brokerage commission or finders fee is due in connection with the Loan.  Each of Lender and Borrower hereby indemnifies and holds harmless the other from all loss, cost and expenses (including reasonable attorneys’ fees and expenses) arising out of a breach of its representation and warranty set forth in this Section 9.11.  The provisions of this Section 9.11 shall survive the Closing and the termination of this Agreement.

9.12                        Publicity.  Neither party shall publicize the Loan without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, except to the extent such disclosure is required by law. Borrower expressly consents to any announcement or reference to this transaction by Lender in ordinary course internal announcements or up to two tombstones.  In addition, Lender expressly consents to any filing with the SEC by Borrower relating to this Agreement, the other Transaction Documents and the transactions contemplated herein and therein, which such filing may include this Agreement as an exhibit.

9.13                        Documentation.  All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance satisfactory to Lender.

9.14                        Additional Assurances; Right of Set-off.  Borrower agrees that, at any time or from time to time, upon the written request of Lender, it will execute all such further documents and do all such other acts and things as Lender may reasonably request to effectuate the transaction herein contemplated.  If any Default or Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of Borrower’s Liabilities or obligations  irrespective of whether or not Lender shall have made any demand hereunder or thereunder.  Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Lender under this Section 9.14 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of Lender to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.

9.15                        Entire Agreement.  This Agreement, the Note, the Disclosure Schedule and Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.  Neither party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement.

9.16                        Choice of Law, Jurisdiction and Venue.

9.16.1              GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

9.16.2              SUBMISSION TO JURISDICTION.  EACH OF BORROWER AND LENDER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS LOCATED IN             CHICAGO, ILLINOIS AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST THE OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

9.16.3              WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IN

ANY COURT REFERRED TO IN SECTION 9.16.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

9.16.4              SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.8.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.17                        No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by Lender are arm’s-length commercial transactions between Borrower  and its Affiliates, on the one hand, Lender on the other hand, (ii) Borrower  has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) Borrower  is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; (b) (i) Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (ii) Lender does not have any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; and (c) Lender and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lender has no obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.18                        Confidentiality.  The Lender agrees to hold any confidential or nonpublic information it may receive from the Borrower or any of its Subsidiaries in connection with this Agreement in confidence and shall not disclose such information to any third party, except for disclosure (i) to the Lender’s Affiliates, and any director, officer or employee of the Lender or such Affiliates, who need to know such information, (ii) to legal counsel, accountants and other professional advisors to the Lender who are subject to obligations of confidentiality to the Lender, (iii) to participants, assignees, potential participants and potential assignees, as permitted by this Agreement, who agree to be bound by a confidentiality agreement substantially similar to this covenant, (iv) to any regulatory agency or authority having jurisdiction over the Lender or its Affiliates, (v) to any third party as requested pursuant to or as required by applicable law, rule or regulation, (vi) in connection with any legal proceeding to which the Lender is a party, (vii) pursuant to a valid subpoena or court order, (viii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, and (ix) to the extent such information was (a) in the public domain, other than through action by the Lender (or any of its Affiliates or any director, officer or employee of the Lender or such Affiliate) in breach of this Section, prior to the disclosure of such information by the Borrower or any Subsidiary to the Lender, (b) known to the Lender at the time of disclosure of such information and the source of such information was not known by the Lender to be bound by an obligation of confidentiality to the Borrower or any Subsidiary, or (c) received by the Lender in good faith from a third party who was not known to the Lender to be bound by an obligation of confidentiality to the Borrower or any Subsidiary.  In addition, the Lender shall not use any of such confidential or nonpublic information to compete against the Borrower or any of its Subsidiaries.  The Lender’s obligations under this Section 9.18 shall be in addition to, and not in lieu of, any other obligations or requirements of confidentiality under any applicable law, rule, regulation or otherwise.

9.19                        No Third Party Beneficiary.  This Agreement is made for the sole benefit of Borrower and Lender, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

9.20                        Legal Tender of United States.  All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

9.21                        Captions; Counterparts.  Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions.  This Agreement may be executed by facsimile and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.22                        Knowledge; Discretion.  All references herein to Borrower’s best knowledge or to Borrower’s knowledge shall be deemed to mean the knowledge of chief executive officer, president, chief financial officer, general counsel and chief credit officer of the Borrower and the Subsidiary Bank based on commercially reasonable inquiry.  Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Lender, to the making of a determination or designation by Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of Lender, shall be deemed to mean that Lender shall decide unilaterally using its sole and absolute discretion or judgment.

9.23                        WAIVER OF CONSEQUENTIAL DAMAGES, ETC.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL ASSERT, AND EACH PARTY HEREBY WAIVES, ANY CLAIM AGAINST THE OTHER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR

THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF.  NO PARTY HERETO SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED TO SUCH UNINTENDED RECIPIENTS BY SUCH PARTY THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OTHER THAN FOR DIRECT OR ACTUAL DAMAGES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY AS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

9.24                        WAIVER OF RIGHT TO JURY TRIAL.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER.  BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL.  BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN AND (d) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their duly authorized representatives as of the date first above written.

FIRST MIDWEST BANCORP, INC.

By:	/s/ Michael L. Scudder
	Name: Title:	Michael L. Scudder President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Peter Caligiuri
	Name: Title:	Peter G. Caligiuri Vice President

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